UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant (

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Ý	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting material Pursuant to §240.14a-12

THE FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 23, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of The First Bancorp, Inc., which will be held at The Samoset Resort, 220 Warrenton Street, Rockport, Maine 04856, on Wednesday, April 29, 2009 at 11:00 a.m. Eastern Daylight Time. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the matters to be considered and acted upon.

This year we will be voting to elect directors, to approve (on a non-binding basis) the compensation of the Company’s executives and to ratify the Company’s independent auditors. These matters are discussed in greater detail in the accompanying Proxy Statement. The Board of Directors unanimously recommends that you vote FOR each proposal. Your prompt completion and return of the proxy will be appreciated.

It is important that you be represented at the Annual Meeting, regardless of the number of shares that you own and whether or not you are able to attend the meeting in person.

Please take the time to review the material, mark, sign, date, and return the enclosed proxy in the envelope provided for your convenience.

If you have any questions about matters discussed in the Proxy Statement, please contact me at

207-563-3195 or 1-800-564-3195, extension 2010. Your continued support of The First Bancorp, Inc. is sincerely appreciated.

Very truly yours,

/s/ DANIEL R. DAIGNEAULT

Daniel R. Daigneault

President and Chief Executive Officer

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Proxy Statement • Page 2

THE FIRST BANCORP, INC.

Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, April 29, 2009

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of The First Bancorp, Inc., the one-bank holding company of The First, N.A., will be held at The Samoset Resort, 220 Warrenton Street, Rockport, Maine 04856, on Wednesday, April 29, 2009 at 11:00 a.m. Eastern Daylight Time, for the following purposes:

•	To elect as directors of the Company the nominees listed in the enclosed Proxy Statement as noted.
•	To approve (on a non-binding basis) the compensation of the Company’s executives.
•	To ratify the Audit Committee’s selection of Berry, Dunn, McNeil & Parker as independent auditors of the Company for 2009.
•	To transact such other business as may properly come before the meeting or any adjournment thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 29, 2009

The First Bancorp’s Annual Report to Shareholders and Proxy Statement are available at

http://materials.proxyvote.com/31866P.

By Order of the Board of Directors              /s/ CHARLES A. WOOTTON

Charles A. Wootton, Clerk

Damariscotta, Maine

March 23, 2009

Regardless of the number of shares you own, your vote is important.

Whether or not you expect to attend the meeting, the prompt return of your proxy will save follow-up expenses and assure the proper representation of your shares.

Please mark, date, sign, and promptly return the enclosed proxy,

using the postage-paid envelope provided.

You may revoke your proxy if you so desire at any time before it is voted.

Proxy Statement • Page 3

THE FIRST BANCORP, INC.

Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543

PROXY STATEMENT

Annual Meeting of Shareholders

To be Held Wednesday, April 29, 2009

This Proxy Statement is being furnished to shareholders of The First Bancorp, Inc. (the “Company”), the parent company of The First, N.A. (the “Bank”), in connection with the solicitation of Proxies on behalf of the Board of Directors, to be used at the Annual Meeting of Shareholders of the Company to be held at The Samoset Resort, 220 Warrenton Street, Rockport, Maine 04856, on Wednesday, April 29, 2009, at 11:00 a.m. Eastern Daylight Time, and at any adjournment thereof for matters described in the Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to shareholders on March 23, 2009. This solicitation is made by the Company, which will bear the expenses thereof.

The Proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each Proxy received will be voted for the nominees for Directors described herein and for approval of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as Proxies. Any shareholder giving a Proxy has the power to revoke it at any time before it is exercised by (i) filing with the Clerk of the Company a written notice thereof (Charles A. Wootton, The First Bancorp, Inc., Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543); (ii) submitting a duly executed Proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Clerk notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Only shareholders of record at the close of business on February 19, 2009 (the “Voting Record Date”) will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 9,705,933 shares of Common Stock of the Company, $0.01 par value per share, issued and outstanding, in addition, the Company had 25,000 shares of non-voting preferred stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented thereat.

PROPOSAL 1: ELECTION OF DIRECTORS Set forth below is a list of the nominees for Directors of the Company as proposed by the Nominating Committee of the Board of Directors. In order to be a candidate for a Director of the Company, each individual must meet the following criteria:

•	Be a citizen of the United States.
•	Have the financial capacity to own and/or purchase the minimum equity interest in The First Bancorp, Inc. as specified in the Company’s bylaws.
•	Be available to attend the monthly meetings of the Board of Directors and Board Committee meetings, as scheduled from time to time.
•	Be of good character and an experienced business professional.
•	Contribute to the range of talent, skill and expertise appropriate for the Board.
•	Have the ability and willingness to represent the interests of the Shareholders of the Company.
•	Meet any additional criteria that the Office of the Comptroller of the Currency may establish for Directors of a national bank.

If any person named as nominee should be unwilling or unable to stand for election at the time of the Annual Meeting, the holder of the Proxy will vote for any replacement nominee or nominees recommended by the Board of Directors. Each person listed below has consented to be named as a nominee, and the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a Director if elected.

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The Nominating Committee has nominated the following to be submitted to a vote of the shareholders at the meeting, each to serve (if elected) for a one (1) year term and until his or her successor is duly elected:

Katherine M. Boyd (57) has served as a Director of the Company and the Bank since 1993. A resident of Boothbay Harbor, she owns the Boothbay Region Greenhouses with her husband. Ms. Boyd is Secretary of the YMCA of Maine Alliance and is past President of the Boothbay Region YMCA.

Daniel R. Daigneault (56) has served as President, Chief Executive Officer and a member of the Board of Directors of the Company and the Bank since 1994. Prior to being employed by the Bank, Mr. Daigneault was Vice President, Senior Commercial Loan Officer and Chief Financial Officer at Camden National Bank, Camden, Maine. He is a member of the University of Maine Business School Advisory Board and is past Chairman of the Maine Bankers Association.

Robert B. Gregory (55) has served as a Director of the Company and the Bank since 1987 and served as Chairman of both the Company and the Bank from September 1998 to April 2007. Mr. Gregory has been a practicing attorney since 1980, first in Lewiston, Maine and since 1983 in Damariscotta, Maine.

Tony C. McKim (41) joined the Company as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of the Company and the Bank upon completion of the mergers of FNB Bankshares (FNB) and its subsidiary into the Company and the Bank on January 14, 2005. Prior to the merger, Mr. McKim was President and Chief Executive Officer of FNB and its subsidiary. Mr. McKim is involved in several local associations including Camp Beech Cliff, Maine Seacoast Mission, Jackson Laboratory, Acadia Youth Sports and the Maine Association of Community Banks.

Carl S. Poole, Jr. (63) has served as a Director of the Company since its organization in 1985 and has served as a Director of the Bank since 1984. Mr. Poole was President, Secretary and Treasurer of Poole Brothers Lumber, a lumber and building supply company with locations in Damariscotta, Pemaquid and Boothbay Harbor, Maine until the sale of the company in October 2005.

Mark N. Rosborough (60) has served as a Director of the Company and the Bank since completion of the mergers of FNB and its subsidiary into the Company and the Bank on January 14, 2005. Prior to the merger, Mr. Rosborough served as Chairman of the Board of Directors of FNB and its subsidiary. Mr. Rosborough is President of J. T. Rosborough Insurance Agency. He is also a partner in Rosborough Leasing, Rosborough Rentals, Penrose and TISA. He has served on the advisory council for two major insurance carriers, and currently serves on the MEMIC Advisory Board and is Treasurer of The Open Door Recovery. He has served on the Ellsworth City Council, as well as the Ellsworth Chamber of Commerce and the American Red Cross for Hancock and Waldo Counties.

Stuart G. Smith (56) has served as a Director of the Company and the Bank since 1997 and has served as Chairman of both the Company and the Bank since May 2007. A resident of Camden, he and his wife, Marianne, own and operate Maine Sport Outfitters in Rockport, and the Lord Camden Inn and Bayview Landing in Camden. Mr. Smith is also on the board and part owner of the Mid-Coast Recreation Center in Rockport, an indoor tennis and ice skating facility, and is a member and part owner in Breakwater Marketplace and the Rockland Harbor Park Center in Rockland.

David B. Soule, Jr. (63) has served as a Director of the Company and the Bank since 1989. Mr. Soule has been practicing law in Wiscasset since 1971. He served two terms in the Maine House of Representatives, is a past President of the Lincoln County Bar Association and is a former Public Administrator, Lincoln County. He also serves as Trustee of the Wiscasset Public Library and has served as Selectman, Planning Board Chair and other volunteer positions with the Town of Westport.

Bruce B. Tindal (58) has served as a Director of the Company and the Bank since 1999. Mr. Tindal has been a licensed real estate broker since 1974. Mr. Tindal formed and is owner of Tindal & Callahan Real Estate in Boothbay Harbor, which has been in operation since 1985. He currently serves on the Boothbay Regional Land Trust Board of Advisors. Mr. Tindal is also a member of the National Association of Realtors, Council of Residential Specialists, Real Estate Buyers Agent Council and the Boothbay Harbor Rotary Club.

* Directors’ ages are as of December 31, 2008.

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In order to be elected a director of the Company, a nominee must receive the affirmation vote of the holders of a majority of the shares of common stock of the Company’s outstanding shares on the Voting Record Date. Broker non-votes or abstentions will not be voted as affirmative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 1

About the Board of Directors and Its Committees

As of the date of this Proxy Statement, The First Bancorp, Inc. had a Board comprised of nine Directors. During 2008 there were six regular Board meetings, one special shareholder meeting and one Annual Meeting. After each regular Board meeting an executive session was held without management present. The Board’s Attendance Policy states that all members of the Board are strongly encouraged to attend each meeting of the Board and Committees on which they serve. All Directors attended at least 75% of Board meetings and meetings held by Committees of which they were members in 2008 other than former Director Nelson who attended 50% of the Audit Committee meetings. The aggregate attendance at Board and Committee meetings by all members of the Board of Directors in 2008 was in excess of 90%. All Directors except Katherine M. Boyd are expected to attend the 2009 Annual Meeting of Shareholders, and all Directors were in attendance at the 2008 Annual Meeting.

Audit Committee. The members of the Company’s Audit Committee for 2009 are David B. Soule, Jr., - Chairman, Robert B. Gregory and Mark N. Rosborough. This committee met four times during 2008. The Company’s Audit Committee receives and reviews reports on examinations and accounting audits of the Company, and works to ensure the adequacy of operating practices, procedures and controls. The Company’s Board of Directors has adopted a written charter for the Company’s Audit Committee, which was published in the Company’s 2004 Annual Proxy Statement and can be found on the Company’s website www.thefirstbancorp.com. The 2008 report of the Audit Committee can be found on page 25 of this document.

Nominating Committee. The members of the Company’s Nominating Committee are Mark N. Rosborough - Chairman, Carl S. Poole, Jr. and Stuart G. Smith. This committee met once during 2008. As stated in the Nominating Committee Charter adopted on February 19, 2004, the Company’s Nominating Committee is responsible for the nomination of Board of Director members, establishing the tenure and the retirement policies for members of the Board of Directors and reviewing the Board of Directors’ overall effectiveness. The charter can be found on the Company’s website www.thefirstbancorp.com. Each of the members of the Nominating Committee is independent as defined under the listing standards of the NASDAQ stock market.

Compensation Committee. The Company’s Compensation Committee is a standing committee of the Bank’s Board of Directors since all executive compensation is paid by the Bank. The Committee consists of Bruce B. Tindal - Chairman, Carl S. Poole, Jr., Mark N. Rosborough and Stuart G. Smith. This committee met six times during 2008. None of the members of this committee or Executive Officers of the Company serve on a similar committee or Board of any other public company. The function of this committee is to establish the compensation of the Chief Executive Officer and to review and approve the compensation of other Senior Executive Officers. The Compensation Committee Charter adopted in 2007 can be found in the Company’s 2007 Annual Proxy Statement and on the Company’s website www.thefirstbancorp.com.

In addition to the Compensation Committee, there are five other standing committees of the Bank’s Board of Directors: Executive, Audit, Asset/Liability, Trust and Directors’ Loan. Certain members of Management also serve on some committees of the Bank. There are no family relationships among any of the Directors of the Company. Except as set forth in the merger agreement between the Company and FNB, in which it was specified that Messrs. McKim and Rosborough and one additional person to be named later will be added to the Company’s Board of Directors, there are no arrangements or understandings between any Director and any other person pursuant to which that Director has been or is to be elected. No Director of the Bank or the Company serves as a Director on the board of any other corporation with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or that is subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, or of any company registered as an investment company under

Proxy Statement • Page 6

the Investment Company Act of 1940, as amended.

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Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During 2008 Directors, Poole, Smith, Rosborough and Tindal served as members of the Compensation Committee. No member of the Committee was, or ever has been, an officer or employee of the Company or the Bank. All Committee members are customers of and engage in transactions with the Bank in the ordinary course of business. As described in the section entitled “Certain Relationships and Related Transactions”, all loans to such individuals were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of Management, did not involve more than the normal risk of collectability or present other unfavorable features.

Director Independence

The Board reviewed the independence of the Company’s Directors in January 2009 on the basis of the standards adopted by the NASDAQ. In this review, the Board considered transactions and relationships between each Director (and any member of his or her immediate family) and the Company or the Bank and between certain entities in which any Director or any immediate family member has certain interests, on the one hand, and the Company or the Bank, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the Director is independent under the NASDAQ rules. As a result of the review, the Board affirmatively determined that as of January 2009 all of the Directors are independent of the Company and the Bank under the NASDAQ rules with the exception of President Daigneault and EVP McKim.

Code of Ethics

The Company’s Code of Ethics for Senior Financial Officers, which was adopted by the Board of Directors on June 19, 2003, and the Company’s Code of Business Conduct and Ethics, which was adopted by the Board of Directors on April 15, 2004, are incorporated in the Company’s 2006 Annual Report on Form 10-K as Exhibits 14.1 and 14.2, respectively. They are available on the Company’s website at www.thefirstbancorp.com, and a copy may be obtained, free of charge, by written request to the Company.

Audit Committee Financial Expert

Pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 and Item 306 of Regulation S-K promulgated by the Securities and Exchange Commission, the Company is required to disclose whether it has at least one “Financial Expert” serving on its Audit Committee and if so, the name of the expert and whether the expert is independent of Management. A company that does not have an Audit Committee Financial Expert must disclose this fact and explain why it has no such expert.

At the present time, the Company’s Audit Committee does not have a member who meets the Securities and Exchange Commission’s complete definition of a financial expert. It is the opinion of the Company’s Board of Directors, however, that the Company addresses its audit functions with a depth of penetration and rigor that meets the intent of the requirements of the Sarbanes-Oxley Act for the following reasons:

•

The Company is a one-bank holding company owning all of the capital stock in the Bank. All Directors of the Bank meet the requirements and qualifications imposed by the Office of the Comptroller of the Currency, the Bank’s principal regulator, which conducts regular supervisory examinations of the Bank. In addition to requiring knowledge of the banking industry and financial regulatory system, these qualifications require a “background, knowledge, and experience in business or another discipline to oversee the Bank.”

•

All members of the Audit Committee of the Bank and the Company are independent Directors, as defined by the Securities and Exchange Commission and NASDAQ. The three members operate their own businesses and have knowledge of accounting for both their own businesses as well as for the Bank and the Company. The members of the Audit Committee have considerable experience as Directors of the Bank and the Company.

•

Internal audit work of the Bank and the Company is outsourced to a professional firm which conducts all internal audits except for loan review, for which a second professional firm performs quality control loan

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review. Both firms provide detailed quarterly reports to the Audit Committee and the Directors’ Loan Committees, respectively.

•

The Bank is a highly regulated entity which undergoes regular and thorough examination by the Office of the Comptroller of the Currency, with additional oversight by the Federal Deposit Insurance Corporation. The Company is a “Financial Holding Company” as defined by the Federal Reserve Board and as such is regulated and regularly examined by the Federal Reserve Board.

The Company also continuously reviews, at its own initiative, the expertise of the members of its Board of Directors and its Audit Committee.

Security Ownership of Directors, Management and Principal Shareholders

The following table sets forth the number of shares of common stock of the Company beneficially owned as of February 19, 2009 by (i) each person known by the Company to own beneficially more than 5.0% of the Company’s common stock, (ii) each nominee for Director of the Company, (iii) the named Executive Officers, and (iv) all Executive Officers and Directors of the Company as a group. Except as otherwise indicated below, each of the Directors, Executive Officers and shareholders owning more than five percent of the Company’s stock has sole voting and investment power with respect to all shares of stock beneficially owned as set forth opposite his or her name.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership				Percent of Class
Common Stock	Katherine M. Boyd	35,112[1]	3,024[2]			*
Common Stock	Daniel R. Daigneault	175,101[1]	10,000[2]	22,000[4]		2.13%
Common Stock	Robert B. Gregory	35,832[1]	5,074[2]	3,675[5]		*
Common Stock	Tony C. McKim	73,509[1]				*
Common Stock	Carl S. Poole, Jr.	274,856[1]	2,640[2]			2.86%
Common Stock	Mark N. Rosborough	121,298[1]	4,642[2]	3,621[6]	3,621[7]	1.37%
Common Stock	Stuart G. Smith	98,031[1]	456[2]			1.02%
Common Stock	David B. Soule, Jr.	18,034[1]	3,500[2]	225[3]		*
Common Stock	Bruce B. Tindal	22,401[1]	1,000[2]			*
Common Stock	F. Stephen Ward	44,459[1]	8,500[4]			*
Common Stock	Charles A. Wootton	497[1]	5,000[4]			*
Common Stock	Susan A. Norton	3,412[1]	12,000[4]			*
Total Ownership of all Directors and Executive Officers as a Group 1,014,201 10.45%
Owners of 5% or More	Daniel P. & Edith I. Thompson 20 Pounds Road, New Harbor, ME 04545				488,412[1]	5.03%

1 Direct holdings including sole ownership, joint ownership, DRIP, ESPP and 401(k) Shares

2 Spouse’s holdings

3 Company’s holdings

4 Vested options

5 Trustee for First Fruit Foundation

6 Trustee for Anna Batchelor TR

7 Trustee for Sam Batchelor TR

* Less than one percent of total outstanding shares

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Executive Officers

Each Executive Officer of the Company and the Bank is identified in the following table, which also sets forth their respective offices and periods served as an Executive Officer of the Company or the Bank. The ages shown are as of December 31, 2008.

Name	Office & Position	Period Served

Daniel R. Daigneault	President & Chief Executive Officer of the Company and of the Bank	1994 to date
Tony C. McKim	Executive Vice President & Chief Operating Officer of the Company and the Bank	2005 to date
F. Stephen Ward	Treasurer, Executive Vice President & Chief Financial Officer of the Company and the Bank	1993 to date
Charles A. Wootton	Executive Vice President and Clerk of the Company, Executive Vice President and Senior Loan Officer of the Bank	2000 to date
Susan A. Norton	Executive Vice President, Human Resources and Compliance Officer of the Bank	2002 to date
Richard M. Elder	Senior Vice President, Retail Services of the Bank	2002 to date
Michael T. Martin	Senior Vice President and Credit Administration Officer of the Bank	1993 to date

Daniel R. Daigneault (56) has served as President, Chief Executive Officer and a member of the Board of Directors of both the Company and the Bank since 1994. Prior to being employed by the Company and the Bank, Mr. Daigneault was Vice President, Senior Commercial Loan Officer and Chief Financial Officer at Camden National Bank, Camden, Maine.

Tony C. McKim (41) joined the Company as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of the Company and the Bank with the merger of FNB Bankshares on January 14, 2005. Prior to the merger, Mr. McKim was President and Chief Executive Officer of FNB Bankshares and The First National Bank of Bar Harbor beginning in 2000.

F. Stephen Ward (55) has served as Treasurer and Chief Financial Officer of the Company since 1994 and as Chief Financial Officer of the Bank since 1993. In 2005, Mr. Ward was promoted to Executive Vice President. Mr. Ward has been employed by the Bank since 1990 and served as Assistant Vice President and Marketing Officer from 1990 to 1993.

Charles A. Wootton (52) has been employed by the Bank since January 2000. In 2001, Mr. Wootton was promoted to Senior Vice President of Banking Services and Senior Loan officer. In 2005, Mr. Wootton was promoted to Executive Vice President. From 1981 to 2000 Mr. Wootton was employed by Camden National Bank, serving as branch manager, commercial loan and business development officer, becoming Vice President responsible for branch administration in 1996.

Susan A. Norton (48) has been employed by the Bank since 1992 and was promoted to Senior Vice President, Human Resources and Compliance in 2005. In January 2009 Ms. Norton was promoted to Executive Vice President. Ms. Norton has also served as Assistant Compliance Officer and Education Officer. She currently holds the position of CRA Officer and Compliance Officer for the Company and is certified as a Senior Professional in Human Resources.

Richard M. Elder (43) has been employed by the Bank since 1993. In 2001 Mr. Elder was promoted to Vice President of Retail Services and in 2005, Mr. Elder was promoted to Senior Vice President. Mr. Elder previously served as Manager of the Bank’s Boothbay Harbor branch and Senior Commercial Loan Officer.

Michael T. Martin (53) has been employed by the Bank since 1993 and was promoted to Senior Vice President for Credit Administration in 2001. He was employed by Fleet Bank from 1980 to 1992 and by Canal National Bank from 1977 to 1980. His primary responsibilities were in Loan Review and Credit Administration.

There are no family relationships among any of the Executive Officers, nor are there any arrangements or understandings between any Executive Officer and any other person pursuant to which that Executive Officer has been or is to be elected.

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Certain Relationships and Related Transactions

The Federal Reserve Act permits the Bank to contract for or purchase property from any of its Directors only when such purchase is made in the regular course of business upon terms not less favorable to the Bank than those offered by others unless the purchase has been authorized by a majority of the Board of Directors not interested in the transaction. Similarly, the Federal Reserve Act prohibits loans to Executive Officers of the Bank unless such loans are on terms not more favorable than those afforded other borrowers and certain other prescribed conditions have been met.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with Directors, Officers and principal shareholders of the Company and their affiliates. All such transactions have been made upon substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others. In the opinion of Management, such loans have not involved more than the normal risk of collectibility nor have they presented other unfavorable features. The total amount of loans outstanding at December 31, 2008 to the Company’s Directors, Executive Officers and their affiliates was $23,896,492.28, which constituted 2.44% of the Bank’s total loans outstanding at that date.

Compensation Discussion and Analysis

Executive Summary

The Compensation Committee of the Board of Directors of The First Bancorp, Inc., oversees the Company’s executive compensation program. The committee consist solely of “Independent Directors”, i.e., those Directors who are neither officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment to carry out the responsibilities of a Director and who are otherwise “independent” under the rules of the NASDAQ Stock Market, Inc.

The Committee has the direct responsibility to:

1.

Review and approve corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives and determine the CEO’s compensation level based on this evaluation. The corporate goals are established jointly between the Compensation Committee and the CEO and are driven by the Company’s strategic plan and annual operating budget. In addition to the Company-wide goals, the Committee and the CEO jointly agree on individual performance goals for the CEO. Examples of these goals, which may vary from year to year, include the Company’s earnings targets, and loan and deposit growth objectives and risk management analysis as well as specific individual goals such as implementing components of the approved strategic plan and leadership development.

2.	Review and approve the compensation of all other Executive Officers of the Company with recommendation and input from the CEO.
3.	Review and approve grants, awards and issuances under, or any material amendment of, any stock option or other similar plan.
4.

In consultation with Management, oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility and, as and when required, establish performance goals and certify that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

5.	Review and approve any severance or similar termination payments proposed to be made to any current or former Executive Officer of the Company, and any agreements providing such payments.

In 2008, as a healthy financial institution, the Company’s shareholders approved the Company’s participation in the Capital Purchase Program (CPP) offered by the United States Department of the Treasury. As a participant in this program, the Company is subject to certain restrictions on executive compensation. The compensation limits apply to Senior Executive Officers (SEOs) of public or private institutions that participate in the CPP. SEOs include the chief executive officer (CEO), the chief financial officer (CFO) and the three most highly compensated executive officers other than the CEO and CFO as determined by compensation at the time the

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Company entered into the program. The officers affected are Messrs. Daigneault, Ward, McKim and Wootton and Ms. Norton. The specific limits and the Company’s compliance with them is detailed below:

1.

Limits on Incentives tied to Unnecessary and Excessive Risk: According to the program guidelines, on February 5, 2009 the Compensation Committee met with the Company’s Senior Risk Officer (Mr. Daigneault) to discuss the bank’s incentive compensation program. In accordance with the CPP restrictions, the compensation committee certifies that it has reviewed with the Senior Risk Officer the SEO incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the financial institution. The Compensation Committee will meet with the SRO on an annual basis to recertify this information.

2.

Clawback Provision: As required under the Capital Purchase Program, any bonus or incentive compensation paid to a SEO may be recovered if the bonus or incentive was based on financial statements or other performance metric criteria later found to be materially inaccurate. This provision applies to all SEOs.

3.

Prohibition on “Golden Parachute” Payouts under section 280G: The Company has no agreements in place that would fit this particular restriction of the CPP. For the institutions participating in the CPP program, the term “golden parachute” payout refers to any payment in the nature of compensation made to a SEO due to applicable severance from employment or in connection with bankruptcy to the extent that the aggregate present value of such payments equals or exceeds an amount equal to three times the executives base salary.

4.	Deductibility Under Section 162(m): The CPP imposes stricter rules on the tax deductibility of compensation under new Code Section 162(m)(5).

Philosophy of Our Executive Compensation Program

The Company recognizes that the attraction and retention of high performing employees are the key component to the organization’s past performance and future success. In support of that objective, the Compensation Committee believes that the most effective executive compensation program is one that rewards annually the achievement of established long-term and strategic goals, and aligns executives’ interests with those of shareholders and the long term interests of the Company. The Committee evaluates both performance and compensation of our executives relative to the compensation paid to similar executives at comparably sized and similarly performing banks. Our goal is to maintain an appropriate relationship between the compensation of our executives and the Company’s performance. The overall objectives of our compensation program are:

a)	To provide both short and long-term alignment between pay and performance;
b)	To align executive interests with those of shareholders;
c)	To remain competitive within the marketplace in terms of total compensation; and
d)	To enable the Company to retain, attract, and motivate top talent.

The elements of our compensation program are discussed in brief below, but in summary, the elements of our program are as follows:

a)	Base Pay will target the market median (50th percentile), and will reflect the executive’s role, experience and contribution to the Company.
b)	Short-term incentives will reflect annual goals related to the Company’s profitability and achievement and may or may not be awarded on an annual basis.
c)	Long-term incentives may also be awarded on an annual basis and are intended to promote the retention of the executive team.
d)	Other benefits will be competitive and appropriate to retain and attract talented individuals.

Total compensation is expected to vary each year, and evolve over the long-term to reflect our performance relative to our peers and the industry with corresponding returns for our shareholders.

Proxy Statement • Page 12

Considerations in Determining Executive Compensation

In 2008, Pearl Meyer & Partners, a consulting firm specializing in compensation and benefits for financial institutions, conducted a comprehensive total compensation analysis. The peer group utilized by the Company was New England non-metropolitan banks. The results of this review were used to guide the Committee’s refinement of the Company’s compensation philosophy and resulting compensation programs for senior executives.

Compensation Benchmarking: Understanding and having a comparative analysis of senior banking executives in the banking industry is a key element considered by the Committee in making compensation decisions. Similar to past internal practices, Pearl Meyer & Partners assisted the committee with defining a peer group of institutions of similar asset size and regional location. The peer group includes the two comparable banks located in the state of Maine and other banks located in similar non-metropolitan areas in the Northeast. The comparable companies are reviewed annually and may change slightly depending on changes either in the market or in the peer group banks. The peer group targets approximately 20 institutions ranging from two-thirds to two times the Company’s size. The overall objective is to position the Company at approximately the median. The peer group used for 2008 was as follows:

Washington Trust Bancorp, Inc	Berkshire Hills Bancorp, Inc.
Brookline Bancorp, Inc.	Tompkins Financial Corporation
Camden National Corporation	Financial Institutions, Inc.
Century Bancorp, Inc.	Arrow Financial Corporation
Bancorp Rhode Island, Inc.	Alliance Financial Corporation
Canandaigua National Corporation	Merchants Bankshares Inc.
United Financial Bancorp, Inc.	Enterprise Bancorp Inc.
Westfield Financial, Inc.	Benjamin Franklin Bancorp, Inc.
Beacon Federal Bancorp, Inc.	Legacy Bancorp, Inc.
Bar Harbor Bankshares	Wilber Corporation
Chemung Financial Corporation	New Hampshire Thrift Bancshares, Inc.

In addition to the peer group, the consultant included data from other industry data bases and surveys including Watson Wyatt Financial Institutions Benchmark Survey and Pearl Meyer & Partners’ own annual survey. Data and competitive perspectives were assessed relative to base salary, total cash compensation, short and long-term incentives, total direct compensation, benefits and other compensation, and total compensation. The Committee reviewed data individually and in the aggregate. Data from the review was used to develop pay guidelines and as a reference for decisions for both short term and long term compensation.

Elements of the Compensation Program – Detail

Base Pay: Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries for 2008, the Compensation Committee considered peer group data for two different surveys. These surveys are compiled independently by Berry, Dunn, McNeil and Parker and SNL Financial. These reports are available in the fall of each year and break the information down into various peer groups. The peer group utilized by the Company was New England non-metropolitan banks. During 2008, as noted previously, the Compensation Committee engaged the services of Pearl Meyer & Partners to conduct a comprehensive compensation analysis. One result of this analysis was the establishment of a peer group, detailed above, and the Committee made a decision to target base salaries at the market median (50th percentile). In addition to the peer group comparison, a variety of other factors are used to determine base compensation, including: the seniority of the individual, the level of the officer’s responsibility and the performance of the officer in meeting his/her annual goals. The goals of the named Executive Officers, other than the CEO, are set jointly by the CEO and the named officer, and reviewed by the Compensation Committee. These goals are aligned with the Company’s goals and individualized for the area of responsibility of the named executive. For example, the Senior Loan Officer has goals on loan growth

Proxy Statement • Page 13

targets and loan quality parameters, the latter being measured on the basis of loan delinquency rates, level of non-performing loans and amount of loan charge-offs for the year. The CFO has goals based on asset liability management, investment portfolio performance and quality of financial reporting. As a high-performing Company with consistent results in the upper quartile of our peer group we believe that the base salaries of our executives should be reflective of our performance within our industry. Base salaries are reviewed at least annually by the Compensation Committee.

Short Term Incentives

Stakeholder Cash Bonus: In 1994, the Company instituted a formal performance-based compensation program called “Performance Compensation for Stakeholders”. The objective of the program is to align the performance of all employees with the Company’s short-term and long-term objectives. In 2008, total cash payout under this Stakeholder Performance Compensation program was 7.0% of the participating employees’ base salaries paid to all eligible employees. The aggregate payout is the weighted average payout for nine key performance indicators. The weight assigned to each indicator is based on the contribution that indicator makes toward revenues and/or net income. The key performance indicators for 2008 included loan volume, core deposit volume, net interest income, non-interest income, wealth management revenues, checking account openings, past-due loan percentage, non-accrual loan levels and efficiency ratio. These indicators and weights are prepared by Management and reviewed and approved by the Board of Directors. The final payout percentage is approved by the Board.

The performance compensation program’s overall objective is to maximize the long-term viability of the Company and increase shareholder value. It addresses this by tying the performance payout to multiple goals which include profitability, growth, productivity and loan quality. The guiding principle is to reach a balance of profitability, growth, productivity and loan quality which should collectively have a positive impact on maximizing long-term shareholder value. The Committee believes that this performance based program provides a reward for high levels of current performance without sacrificing the achievement of long-term goals. Each year specific key performance indicators are chosen along with company-wide financial performance trigger levels.

Discretionary Bonus Program: In addition to the Stakeholder Bonus Program, the Company has established a discretionary bonus program. The objective of this program is to provide additional cash bonuses to employees and named executives who have had outstanding year of performance and/or who had an extraordinary accomplishment during the year. Any cash bonus awarded to a named Executive Officer requires the approval of the Compensation Committee and bonuses may not be awarded every year. Outstanding performance recognized in prior year discretionary cash bonuses included above –budget growth in net income, loan growth, and non-interest income revenue growth exceeding annual budget. In addition, bonuses may be paid for one-time events such as a successful technology conversion and, as in 2004, for successful consummation of the merger with FNB Bankshares.

Long Term Incentives

Stock Options: The Company has a stock option plan that is administered by the Compensation Committee of the Board of Directors. The purpose of this plan is to grant options to executives to better align their interests through equity ownership with those of the shareholders. By having a portion of the executive’s compensation tied to the performance of the Company’s stock, the individual will be rewarded for maximizing long term shareholder value. Stock options also focus on a mid- to long-term outlook which serves as a good balance to the short-term rewards of the stakeholder bonus program.

Stock options are also intended to encourage an executive to remain with the Company. The plan has a vesting schedule which takes up to five years before the executive is fully vested in the stock option grant. The grants do not have to be exercised until the tenth anniversary of the grant. The amount of options granted reflects the executive’s position in the organization, level of responsibility, impact on the Company’s performance and actual performance in meeting individual performance goals.

This stock option plan expired in April 2005. Prior to the expiration date, all of the options available under

Proxy Statement • Page 14

the plan were granted, with the last awards being made in January 2005. In 2008, the Company did not have an active option program and therefore no grants were awarded.

Supplemental Executive Retirement Plan: The Company also sponsors an un-funded, non-qualified supplemental retirement plan established in 1997 for certain Executive Officers. The plan provides supplemental retirement benefits payable in installments over 20 years upon retirement or death. The costs for this plan are recognized over the service lives of the participating Executive Officers. As of December 31, 2008, only two active executives (CEO Daigneault and CFO Ward) were participants in the plan. As originally adopted, the plan provides a projected retirement benefit for Mr. Daigneault, assuming he remains employed by the Bank until normal retirement age of 65, is $169,329 per year, with such payments beginning in the year 2017. The projected retirement benefit for Mr. Ward, assuming he remains employed by the Bank until normal retirement age of 65, is $61,127 per year, with such payments beginning in the year 2018. The benefits are capped at the above amounts. On December 30, 2008, the Company amended the plans to change the normal retirement age to receive the full benefit under the Plan from age 65 to age 63. The date on which the Executive Officer may begin to collect the retirement benefit payments does not change, however, and remains January 1 of the year in which the Executive Officer turns age 65. The plan also contains a restrictive covenant that may result in the Executive Officer forfeiting all accrued benefits should he accept employment with a competing financial institution within five years after his termination of employment with the Company.

Other Benefits

401(k) and Other Benefits: The Company’s primary retirement plan is the 401(k) Plan. It is available to any employee who has attained the age of 21 and completed six months of continuous service. The Company typically provides a match at 50% of employee deferrals to the extent that the deferral does not exceed 6% of eligible compensation. In addition, an annual profit sharing component of 2% to 3% may also be paid. The Board makes a determination at the end of the fiscal year as to what if any amount is to be paid based on the financial performance of the Company for the current year. Employee contributions are 100% vested at all times, while employer contributions are vested over a five-year period. Upon termination of employment for any reason, a plan participant may receive his or her contribution account and earnings allocated to it, as well as the vested portion of his or her employer-matching account and earnings allocated to it. Non-vested amounts are forfeited and are used by the Company to help defray plan administration expenses.

Stock Purchase Plan: The Company has a stock purchase plan available to all employees and Directors that provides an opportunity to purchase shares through payroll deduction. For Directors, they may elect to have up to 100% of their fees placed in the stock purchase plan. The purchase price is at the fair market value of the shares without a commission as determined by the NASDAQ closing price on the day the shares are purchased.

Severance and Change of Contract Benefits: The Company does not have any employment agreements with any of the executives of the Company. The Company also does not have a severance program for employees and executives, except for Mr. McKim, who entered into such agreement while employed by FNB Bankshares.

As a result of not having employment agreements with the Company’s executives, the Company does not have any formal change-of-control benefits except for those in favor of the aforementioned FNB Bankshares executive.

Under the FNB Bankshares Continuity Agreements assumed by the Company in the merger, as subsequently amended in 2006 by agreement between the Company and the executive, a provision exists that if the executive’s employment is terminated by the Company other than a) for Cause or b) upon the death of the executive or c) if the executive terminates for Good Reason as defined in the agreement, the executive shall receive a severance in a single lump sum. The amount of the severance payment is on a declining scale over a ten-year period that commenced in January 2005. Should another change of control take place under this amended Continuity Agreement, the executive shall be paid the amount set forth in his agreement based on the declining schedule.

In the event of a change of control, the non-vested portion of outstanding stock option grants will become fully vested upon the change of control. In addition, for the two active executives covered under the SERP

Proxy Statement • Page 15

(being CEO Daigneault and CFO Ward) their defined benefits under the SERP shall become fully vested upon a change of control.

Company Vehicle: Senior executives are provided mileage reimbursement for business travel when using their own vehicles. For certain named Executive Officers, a Company-owned vehicle may be provided subject to approval of the Compensation Committee. The non-business use of the vehicle is taxable income to the executive and is included as part of the executive’s total compensation. In 2008 the four executives with company provided vehicles were CEO Daigneault, CFO Ward, EVP McKim and EVP Wootton.

Bank Owned Life Insurance: The Company may purchase a single-premium life insurance policy on the life of an executive with a split dollar benefit between the Company and the executive’s estate. The Company believes that BOLI is a good investment option for the Company and also provides key man protection upon the untimely death of a senior executive. The cash surrender value is an asset of the Company.

Compensation of Chief Executive Officer and Named Executive Officers

Base Salary

In fiscal 2008, CEO Daigneault’s annual base salary was $340,000. This represents a $10,000 or 3.00% increase above his 2007 base of $330,000. Mr. Daigneault’s salary increase was based on a variety of factors including a comprehensive analysis of the salary surveys used by the Company to determine compensation of chief executives of peer group institutions ranges as well as the Company’s performance in a difficult market. While 2008 was a challenging year for The First Bancorp given both the economic climate and interest rate environment, the Company performed well in comparison to its peers. Total loan portfolio growth in 2008 was $59.1 million or 6.4%, which was one of the largest increases in both dollars and percentages of the publicly traded Maine-based banks. The Company saw a small increase in operating expenses despite upward trends in both the costs of energy and health care. The efficiency ratio for 2008 was 46.1%, down from 50.2% in 2007. Retaining a Company-wide focus on efficiency continues to be one of Mr. Daigneault’s primary goals as CEO and an area in which The First Bancorp has excelled.

Stakeholder Cash Bonus

The Stakeholder Bonus Program, which is for all eligible employees, produced a bonus payout of 7.0% of pay for the year ended December 31, 2008. This payout was lower than the 8.1% paid out for the year ended 2007 and is consistent with the economic climate. The financial results for the Company were strong compared to other Maine-based banks and banks in the United States. The 7.0% payout for CEO Daigneault was also the same percentage of base paid to the other named executive officers still employed as of December 31, 2008.

Other Compensation

In 2008, there were no additional compensation items other than the normal ones detailed in the accompanying compensation table for CEO Daigneault, CFO Ward, EVP McKim, EVP Wootton and EVP Norton. The non-qualified retirement plan amount for President Daigneault and CFO Ward represent the required accounting accruals under the Supplemental Executive Retirement Plan and do not constitute cash payments.

Proxy Statement • Page 16

Executive Compensation

The following Summary Compensation Table sets forth the cash and non-cash compensation for each of the last three fiscal years earned by the Principal Executive Officer, the Principal Financial Officer as well as the three other highest paid active Executive Officers in fiscal 2008. The Company made no Stock Awards and had no Non-Equity Incentive Plans in the last four fiscal years.

Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Option Awards ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)
Daniel R Daigneault	2008	353,077	24,716		94,098	18,186	490,077
President	2007	330,000	36,730	-	84,617	17,313	468,660
Principal Executive Officer	2006	300,000	24,900	-	76,048	16,960	417,908
F. Stephen Ward	2008	181,539	12,358		30,072	12,375	236,344
Executive Vice President	2007	165,000	13,365	-	27,053	11,627	217,045
Principal Financial Officer	2006	155,000	12,865	-	24,309	11,130	203,304
Tony C. McKim	2008	187,443	13,121			11,975	212,539
Executive Vice President	2007	175,000	14,175	-	-	12,545	201,720
Chief Operating Officer	2006	168,000	13,944	-	-	57,203	239,147
Charles A. Wootton	2008	176,539	12,358			16,039	204,936
Executive Vice President	2007	160,000	12,960	-	-	9,486	182,446
Senior Loan Officer	2006	145,000	12,035	-	-	9,179	166,214
Susan A. Norton	2008	135,000	9,450			6,486	150,936
Executive Vice President	2007	106,000	8,586	-	-	5,698	120,284
Human Resources/Compliance	2006	96,000	7,968			4,357	108,325

[1]

Bank employees, including Executive Officers, are paid on a biweekly basis, generally resulting in 26 pay periods per year, so the officers’ annual salaries are divided by 26 to determine the periodic pay. In 2008, there were 27 pay periods within the calendar year so each salaried employee of the Bank, including Executive Officers, received an additional two weeks pay above and beyond their pre-determined annual salary. This additional pay for Executive Officers was approved by the Compensation Committee.

[2]

Bonuses are listed in the year earned and normally accrued. They may be paid in the following year. Under the Stakeholder Cash Bonus program, the named Executive Officers earned the same bonus paid to all employees, which amounted to 7.0% of base salary in 2008, 8.1% of base salary in 2007 and 8.3% of base salary in 2006. In 2007, a discretionary bonus in the amount of $10,000 was also paid to CEO Daigneault.

[3]	The amount shown represents the change in accrued liability in each of the years listed for the Supplemental Executive Retirement Plan detailed in the Pension Table.

[4]	All Other Compensation is detailed in the table below and includes the following:

401(k) Matching and Profit Sharing Contributions. In all years, the Company provided a match at 50% of employee deferrals to the extent that the deferral does not exceed 6% of eligible compensation. The Company also provides a profit-sharing contribution to employees who have been employed one year or more. This was 2.0% of base salary in 2008, 2007 and 2006. All 401(k) match and profit share contributions are subject to the IRS regulations that govern the maximum amount of an officer’s earnings which are eligible to be considered for the match and profit share components of compensation.

Company-Owned Vehicle. The amounts shown represent the value of personal use for Company-Owned vehicles by the named executives.

Economic Value of Life Insurance. This represents the value of the named executives’ portion of policies provided by Life Insurance Endorsement Split Dollar Plan agreement for Bank Owned Life Insurance.

Proxy Statement • Page 17

Continuity Agreement Payments. As a result of the FNB merger, the Company assumed an Employment Continuity Agreement with Mr. McKim, which provides that if Mr. McKim’s employment is terminated, or he elects to resign, within 24 months following the merger, Mr. McKim will receive a lump sum severance payment equal to 299% of his base salary as of December 31, 2004, provided that if such payment, alone or together with other payments Mr. McKim is entitled to receive on account of a “change in control” (as defined therein) would constitute a “parachute payment” under federal income tax law, the payment would be reduced to the largest amount that would not be subject to the excise tax applied to parachute payments. Under the terms of the Employment Continuity Agreement, Mr. McKim agrees that if he receives payments thereunder he will not accept employment with any financial institution which has an office or branch in any of Knox, Lincoln, Hancock or Washington counties, Maine for a period of one year from the date of his termination or resignation. On January 25, 2006, an amendment to the agreement removed his right to receive the above-stated lump sum severance payment if he elects to resign, in exchange for an amount equal to 10% of the lump sum severance payment as defined above. In addition, Mr. McKim will be entitled to a lump sum severance payment for a period of up to ten years from the January 14, 2005, if his employment is terminated by the Company. The amount of this lump sum severance payment will decrease by 10% each year until the end of the ten-year period. The amount shown for Mr. McKim in 2006 represents 10% of the lump sum severance payment as provided for in the amendment.

Name and Principal Position	Year	401k Matching Contribution ($)	401k Profit-Sharing Contribution ($)	Company-Owned Vehicle ($)	Economic Value of Life Insurance ($)	Continuity Agreement Payments ($)
Daniel R Daigneault	2008	6,900	4,600	5,965	721	-
	2007	6,750	4,500	5,200	863	-
	2006	6,600	4,400	5,128	832	-
F. Stephen Ward	2008	5,847	3,899	2,128	501	-
	2007	5,336	3,558	2,128	605	-
	2006	4,650	3,100	2,800	580	-
Tony C. McKim	2008	6,049	4,033	1,800	93
	2007	5,668	3,779	3,000	98	-
	2006	6,432	4,288	-	83	46,400
Charles A. Wootton	2008	5,685	3,790	6,564	-	-
	2007	5,161	3,441	884	-	-
	2006	4,935	3,290	954	-	-
Susan A. Norton	2008	4,308	2,178	-	-	-
	2007	3,419	2,279	-	-	-
	2006	2,880	1,477	-	-	-

Proxy Statement • Page 18

Stock Options

On December 15, 1994, the Company’s Board of Directors adopted a Stock Option Plan (the “Option Plan”) for the benefit of officers and other full-time employees of the Company and the Bank. This plan was approved by the Company’s shareholders at the 1995 Annual Meeting. Under the Option Plan, 600,000 shares (subject to adjustment to reflect stock splits and similar events) are reserved from the authorized but unissued common stock of the Company for future issuance by the Company for exercise of stock options granted to certain key employees of the Company and the Bank from time to time. The purpose of the Option Plan is to encourage the retention of such key employees by facilitating their purchase of a stock interest in the Company. The Option Plan is intended to provide for the granting of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to employees of the Company or the Bank.

The Option Plan is administered by the Compensation Committee of the Company’s Board of Directors, which is comprised solely of Directors who are ineligible to receive grants of stock options under the Option Plan and who have not received grants of options within the 12 months preceding their appointment to the Compensation Committee. The Compensation Committee selects the employees of the Bank and the Company to whom options are to be granted and designates the number of options to be granted. The Option Plan may be amended only by the vote of the holders of a majority of the Company’s outstanding common stock if such amendment would increase the number of shares available for issuance under the Option Plan, change the eligibility criteria for grants of options under the Option Plan, change the minimum option exercise price or increase the maximum term of options. Other amendments may be effected by the Compensation Committee.

Employees selected by the Compensation Committee receive, at no cost, options under the Option Plan. The option exercise prices are equal to or exceed the fair market value of the shares on the date of the grant, and no option is exercisable after the expiration of ten years from the date it is granted. The fair market value of the shares is determined by the Compensation Committee as specified in the Option Plan. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution, and the option may be exercised only by the employee during the employee’s lifetime. After an employee’s death, options may be exercised by the employee’s estate or heirs up to one year following the date of death. Code Section 422 limits option grants by providing that during the term of the Option Plan, no grant may be made to any employee owning more than 10% of the Company’s outstanding shares unless the exercise price is at least 110% of the underlying shares’ fair market value and such option is not exercisable more than five years following the option grant. The aggregate fair market value of the stock for which any employee may be granted incentive stock options which are first exercisable in any calendar year may generally not exceed $100,000.

While generally no options may be exercisable before the second anniversary of the grant date, in the event of a change in control involving the Company all options (other than those held by officers or Directors of the Company or the Bank for less than six months) shall become immediately exercisable. Also, an employee whose employment is terminated in connection with or within two years after such a change in control event shall be entitled to exercise all options for up to three months following the date of termination; provided that options held by officers or Directors shall not be exercisable until six months after the grant date. Employees whose services are terminated, other than following a change in control as described above, shall thereupon forfeit any options held; provided, however, that following termination due to disability an employee shall be entitled to exercise options for up to one year (provided, further, that officers may exercise only with respect to options held for at least six months).

The Company receives no monetary consideration for the granting of incentive stock options. Upon exercise, the Company receives a cash payment from optionees in exchange for shares issued. No federal income tax consequences are incurred by the Company at the time incentive stock options are granted or exercised, unless the optionee incurs liability for ordinary income tax treatment upon exercise of the option, as discussed below, in which event the Company would be entitled to a deduction equal to the optionee’s ordinary income attributable to the options. Provided the employee holds the shares received on exercise of a stock option for the longer of two years after the option was granted or one year after it was exercised, the optionee will realize capital gains income (or loss) in the year of sale in an amount equal to the difference between the sale price and the option exercise price paid for shares. If the employee sells the shares prior to the expiration of the period, the employee realizes ordinary income in the year of disposition equal to the difference between the fair market value of the shares on the date of exercise and the exercise price and capital gains income (or loss) equal to the difference (if any) between the sale price of the shares and the fair market value of the shares on the date

Proxy Statement • Page 19

of exercise. In addition to the tax consequences discussed above, the excess of the option price over the fair market value of the optioned stock at the time of option exercise is required to be treated by an incentive optionee as an item of tax preference for purposes of the alternative minimum tax.

The following table summarizes the Company’s Stock Option Plan as of December 31, 2008:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	74,500	12.18	-
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total

The following table of Outstanding Equity Awards at Fiscal Year End presents all options granted to the named Executive Officers that were unexercised as of December 31, 2008. The Company had no stock awards or equity incentive plan awards in the years presented.

	Options Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Daniel R Daigneault	12,000	-	$ 6.17	12/30/2009	None
	7,500	7,500	$18.00	1/18/2015
F. Stephen Ward	3,000	-	$ 7.50	1/7/2009	None
	6,000	-	$ 6.17	12/30/2009
	2,500	2,500	$18.00	1/18/2015
Tony C. McKim	-	-	-	-	None
Charles A. Wootton	5,000	5,000	$18.00	1/18/2015	None
Susan A. Norton	9,000	-	$ 9.33	4/02/2012	None
	3,000	3,000	$18.00	1/18/2015

The following table of Options Exercised and Stock Vested presents the options exercised by named Executive Officers in 2008. The value realized on exercise is calculated by multiplying the number of shares acquired in exercise by the closing value per share on the day of exercise less the exercise cost per share. The Company had no outstanding stock awards in the years presented.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Daniel R. Daigneault	-	-	None
F. Stephen Ward	6,000	$50,000	None
Tony C. McKim	-	-	None
Charles A. Wootton	-	-	None
Susan A. Norton	-	-	None

The Company does not have Plan-Based Awards as part of its compensation program.

Proxy Statement • Page 20

Pension Plan

Although the 401(k) Plan is the Bank’s primary retirement plan, the Bank also sponsors an un-funded, non-qualified supplemental retirement plan for certain Executive Officers. The plan provides supplemental retirement benefits payable in installments over 20 years upon retirement or death. The costs for this plan are recognized over the service lives of the participating Executive Officers. The projected retirement benefit for Mr. Daigneault, assuming he remains employed by the Bank until normal retirement age of 65, is $169,329 per year, with such payments beginning in the year 2017. The projected retirement benefit for Mr. Ward, assuming he remains employed by the Bank until normal retirement age of 65, is $61,127 per year, with such payments beginning in the year 2018. The benefits are capped at the above amounts. On December 30, 2008, the Company amended the plans to change the normal retirement age to receive the full benefit under the Plan from age 65 to age 63. The date on which the Executive Officer may begin to collect the retirement benefit payments does not change, however, and remains January 1 of the year in which the Executive Officer turns age 65. The Plan also contains a restrictive covenant that may result in the Executive Officer forfeiting all accrued benefits should he accept employment with a competing financial institution within five years after his termination of employment with the Company.

The following table of Pension Benefits shows the present value of accumulated benefits for the named Executive Officers:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Daniel R. Daigneault	Supplemental Executive Retirement Plan	10.25	568,000	-
F. Stephen Ward	Supplemental Executive Retirement Plan	10.25	181,000	-
Tony C. McKim	-	-	-	-
Charles A. Wootton	-	-	-	-
Susan A. Norton	-	-	-	-

The Company does not have Nonqualified Deferred Compensation as part of its compensation program.

Other Employee Benefits

The Bank provides all full-time employees with group life, health, and long-term-disability insurance through the Independent Bankers’ Trust of Maine and Bankers Health Trust. A Flexible Benefits Plan is available to all full-time employees after satisfying eligibility requirements and to part-time employees scheduled to work 20 or more hours a week.

Proxy Statement • Page 21

Director Compensation

In 2008, each of the outside Directors of the Bank, with the exception of the Chairman of the Board, received a Director’s fee in the amount of $700 for each meeting attended, $400 for each meeting attended of a committee of which the Director is a member. The Chairman of the Board received an annual fee of $30,000. In addition to meeting fees paid for meetings attended, the Chairman of the Executive Committee received a stipend of $6,000 and the Chairman of the Audit Committee received a stipend of $8,000. Each of the outside Directors also received a monthly retainer of $800. Certain Board members were also paid fees for consulting services and legal services, and such fees are on terms no more favorable to the recipient than are generally paid by the Bank for such services to other providers in the area. Fees paid by the Bank to its Directors as a group totaled $200,400.00 in 2008, but no fees are paid to Directors of the Company. Of the $200,400 paid to the outside Directors, 42.2% of this portion was reinvested in the Company through the Employee Stock Purchase Plan. President Daigneault and EVP McKim, who are the only Directors who are also employees of the Company, receive no additional compensation for serving on the Board of Directors of the Company or the Bank. The following table of Director Compensation details compensation paid to Directors in 2008.

Name	Fees Earned or Paid in Cash ($)
Katherine M. Boyd	20,000
Robert B. Gregory	26,600
Randy A. Nelson	19,200
Carl S. Poole, Jr.	23,000
Mark N. Rosborough	24,700
Stuart G. Smith	30,000
David B. Soule	31,100
Bruce B. Tindal	25,800

Report of the Compensation Committee

March 9, 2009

To the Board of Directors of The First Bancorp, Inc.:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation SK, Item 402(b) with Management; and

Based on this review and discussions, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the The First Bancorp, Inc.’s Annual Report on Form 10-K and Proxy Statement on Schedule 14A.

  /s/CARL S. POOLE, JR.                                                           /s/ MARK N. ROSBOROUGH

Carl S. Poole, Jr.                                                                      Mark N. Rosborough /s/ STUART G. SMITH/s/ BRUCE B. TINDAL

Stuart G. Smith	Bruce B. Tindal

Proxy Statement • Page 22

Performance Graph

Set forth below is a line graph comparing the five-year cumulative total return of $100.00 invested in the Company’s common stock (“FNLC”), assuming reinvestment of all cash dividends and retention of all stock dividends, with a comparable amount invested in the Standard & Poor’s 500 Index (“S&P 500”) and the NASDAQ Combined Bank Index (“NASD Bank”). The NASD Bank index is a capitalization-weighted index designed to measure the performance of all NASDAQ stocks in the banking sector.

	2003	2004	2005	2006	2007	2008
FNLC	100.00	107.53	111.51	109.70	100.16	143.93
S&P 500	100.00	110.85	116.30	134.67	122.66	84.84
NASD Bank	100.00	113.67	111.44	126.84	89.36	99.58

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s Directors, Executive Officers, and any person holding more than ten percent of the Company’s Common Stock file with the SEC reports of ownership changes, and that such individuals furnish the Company with copies of the reports.

Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, 1 the Company believes that during the fiscal year ended December 31, 2008 the Company’s officers, Directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a).

_________________________

1 An issuer does not have an obligation to research or make inquiry regarding delinquent Section 16(a) filings beyond reviewing copies of the Forms 3, 4 and 5 received by the issuer. In addition, Item 405 of Regulation S-K provides that an issuer may rely on a written representation from an insider to the effect that no Form 5 was required to be filed.

Proxy Statement • Page 23

PROPOSAL 2 – NON-BINDING VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

In February 2009, the United States Congress passed, and President Obama signed into law, the American Recovery and Reinvestment Act of 2009 (the “Stimulus Law”). This law, which includes a number of measures aimed at stimulating the U.S. economy and addressing the ongoing financial and economic turbulence in the U.S., also includes several provisions that retroactively impose additional restrictions and legal requirements on financial institutions and financial institution holding companies, such as the Company, that have participated in the Troubled Assets Relief Program’s Capital Purchase Program (“CPP”).

Among the requirements imposed on the Company by the Stimulus Law is a mandate that, in connection with any annual or other meeting of its shareholders held while the preferred stock issued by the Company under the CPP remains outstanding, the Company permit a non-binding vote by its shareholders with respect to the compensation of the Company’s executives as disclosed in the proxy statement and the accompanying annual report of the Company with respect to the preceding year (in the case of this meeting, as disclosed with respect to the year ended December 31, 2008). The Stimulus Law expressly provides that any such shareholder vote shall not be binding on the Company’s Board of Directors, and shall not be construed as overruling any decision by the Company’s Board of Directors. In addition, the Stimulus Law states that any such vote shall not create or imply any additional fiduciary duty applicable to the Company’s board of directors, nor shall any such vote be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to the Company’s executive compensation.

Approval of the Company’s executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s executive compensation policies and procedures are approved. Because this shareholder vote is advisory, it will not be binding upon the Company’s Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.

PROPOSAL 3: APPOINTMENT OF AUDITORS

Berry, Dunn, McNeil & Parker (BDMP) has served as independent auditor for the Company and the Bank since 1994. In the opinion of the Board of Directors, the reputation, qualifications and experience of the firm make its reappointment appropriate for 2009.

It is the desire of the Board of Directors Audit Committee that the appointment of BDMP as independent auditors be ratified by the shareholders at the Annual Meeting. Representatives from BDMP will be present at the Annual Meeting of shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Under the Act, this proposal will be adopted if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Broker non-votes and abstentions will not be included on either total.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 3

Proxy Statement • Page 24

ADDITIONAL INFORMATION

Disclosure of Audit Fees

Audit Fees

The aggregate fees billed for professional services rendered by the principal accountant, Berry, Dunn, McNeil & Parker (BDMP), for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-K for the years ended December 31, 2008 and 2007 were $65,274 and $69,352, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by BDMP related to the performance of the audit or review of the Company’s financial statements for the years ended December 31, 2008 and 2007 were $28,000 and $27,000, respectively. These services related to audit requirements under the Sarbanes Oxley Act of 2002 and FDICIA in both years.

Tax Fees

The aggregate fees billed for professional services rendered by BDMP for tax compliance, tax advice and tax planning for the years ended December 31, 2008 and 2007 were $8,715 and $10,000, respectively. The nature of the services comprising the fees disclosed under this category are preparation of federal and state tax returns, review of estimated tax payments, review of compliance with information reporting requirements and tax planning.

All Other Fees

The aggregate fees billed for services provided by BDMP, other than the services reported in the paragraphs above, for the years ended December 31, 2008 and 2007 were $7,000 and $6,800, respectively. The nature of the services comprising the fees disclosed under this category is employee benefit plan audits.

None of the services described in each of the paragraphs above were provided under the de minimis exception set forth in Rule 2-01 (c)(7)(i)(C).

Proxy Statement • Page 25

Report of the Audit Committee

March 5, 2009

To the Board of Directors of The First Bancorp, Inc.:

The Audit Committee has reviewed and discussed with Management the Company’s audited financial statements as of and for the year ended December 31, 2008.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, promulgated by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ stock market.

The Company’s Audit Committee Charter, as adopted by the Board of Directors, was included in the 2004 Proxy Statement and can be accessed on the Company’s website at www.thefirstbancorp.com.

/s/ DAVID B. SOULE

David B. Soule, Audit Committee Chairman

/s/ ROBERT B. GREGORY

Robert B. Gregory

/s/ MARK N. ROSBOROUGH

Mark N. Rosborough

Proxy Statement • Page 26

Information About Shareholder Proposals

If you wish to submit proposals to be included in the Company’s 2010 proxy statement for the 2010 Annual Meeting of Shareholders, the Company must receive them by November 23, 2009; pursuant to the proxy solicitation regulations of the SEC. SEC rules contain standards as to which shareholder proposals are required to be included in the proxy statement. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the rules and regulations promulgated by the SEC.

•

In addition, under the Company’s Bylaws, if you wish to nominate a Director or bring other business before an annual meeting: You must be a stockholder of record and have continuously held at least $2,000 in market value of the Company’s common stock (as determined by the President) for at least one year as of the date of submittal of such proposal and must continue to hold those securities through the date of such annual meeting.

•	Your notice must contain specific information required in the Company’s Bylaws.

Shareholder Communication with the Board

Shareholders and other parties interested in communicating directly with the non-management Chairman of the Board or with other non-management Directors as a group may do so by writing to: Chairman, The First Bancorp, Inc., Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543. The Board approved a process requiring that all such addressed correspondence be reviewed by the Secretary to the Board. The Board Secretary, upon review of the correspondence, will forward to the non-management Chairman all such correspondence that deals with the functions of the Board or committees thereof or that she determines requires the attention of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee Chairman in accordance with procedures established by the Audit Committee with respect to such matters.

Accessing Company Financial Statements and Reports and Online Information

An annual report to shareholders, including consolidated financial statements of the Company and its subsidiaries prepared in conformity with generally accepted accounting principles, is being distributed to all Company shareholders of record and is enclosed herewith. Shareholders may obtain a copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, without charge. Written requests should be directed to F. Stephen Ward, Treasurer, at P.O. Box 940, Damariscotta, ME 04543. Materials may also be accessed online at http://materials.proxyvote.com/31866P. The First Bancorp, Inc.’s website address is www.thefirstbancorp.com. All press releases, SEC filings and other reports or information issued by the Company are available at this website, as well as the Company’s Code of Ethics for Senior Financial Officers, the Company’s Code of Business Conduct and Ethics, Audit Committee Charter, Nominating Committee Charter, and Compensation Committee Charter.

Other Matters

The Annual Meeting is called for the purposes set forth in this notice. Management is not aware of any other matter that will come before the meeting. However, if any other business should come before the meeting, your Proxy, if signed and returned, will give to the persons designated in it discretionary authority to vote according to their best judgment. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy in accordance with the recommendations of Management.

By Order of the Board of Directors

/s/ CHARLES A. WOOTTON

Charles A. Wootton, Clerk

Damariscotta, Maine, March 23, 2009

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